CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424
U.S. Physical Therapy Reports
Third Quarter 2025 Results

Houston, TX, November 5,  2025 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the three and nine months ended September 30, 2025.

FINANCIAL HIGHLIGHTS

•
Adjusted EBITDA (1), a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $23.9 million for the three months ended September 30, 2025 (“2025 Third Quarter”), an increase of $2.8 million, or 13.2%, from $21.1 million for the three months ended September 30, 2024 (“2024 Third Quarter”) primarily driven by clinic additions.

•
Net income attributable to USPH shareholders (“USPH Net Income”), a GAAP measure, was $13.1 million for the 2025 Third Quarter compared to $6.6 million for the 2024 Third Quarter. In accordance with GAAP, the revaluation of redeemable noncontrolling interest, net of taxes, is not included in net income but is charged directly to retained earnings. However, this change is included in the computation of earnings per share. Earnings per share was $0.48 and $0.39 in 2025 Third Quarter and 2024 Third Quarter, respectively.

•
Operating Results (1), a non-GAAP measure, was $10.1 million for the 2025 Third Quarter compared to $10.4 million for the 2024 Third Quarter.  On a per share basis, Operating Results was $0.66 for the 2025 Third Quarter compared to $0.69 for the 2024 Third Quarter.

•
Total revenue from physical therapy operations for the 2025 Third Quarter increased $25.4 million, or 17.8%, to $168.1 million from $142.7 million for the 2024 Third Quarter. Physical therapy operations gross profit was $31.2 million for the 2025 Third Quarter, an increase of $7.2 million, or 30.0%, from $24.0 million for the 2024 Third Quarter.

•	Net rate per patient visit for the 2025 Third Quarter was $105.54 compared to $105.65 for the 2024 Third Quarter.
•
Total patient visits were 1,554,207, which includes 30,137 home-care visits, for the 2025 Third Quarter, an 18.0% increase from the 2024 Third Quarter.  For the nine months ended September 30, 2025 (“2025 Nine Months”), the Company had 4,556,768 total patient visits, which includes 81,573 home-care visits, compared to 3,920,388 for the nine months ended September 30, 2024 (“2024 Nine Months”).  There were no home-care visits in the 2024 Nine Months.

•
Average daily patient visits per clinic, which does not include home-care visits, was 32.2 for the 2025 Third Quarter, a record-high volume per clinic for a third quarter, compared to 30.1 for the 2024 Third Quarter.

•
Industrial injury prevention services (“IIP”) revenue was $29.0 million for the 2025 Third Quarter, an increase of 14.6% as compared to the 2024 Third Quarter.  IIP gross profit was $5.7 million for the 2025 Third Quarter, an increase of $0.5 million, or 10.7%, from $5.1 million for the 2024 Third Quarter.

•	The Company added 18 and closed seven owned and/or managed clinics in the 2025 Third Quarter bringing its total count to 779 as of September 30, 2025, compared to 700 as of September 30, 2024.
•
On July 31, 2025, the Company acquired a 60% equity interest in a three-clinic practice with the original practice owners retaining a 40% equity interest. The business currently generates $5.3 million in annual revenue and approximately 28,000 in annual visits.

•	The Company’s Board of Directors declared a quarterly dividend of $0.45 per share payable on December 12, 2025, to shareholders of record on November 17, 2025.
•	Management reaffirmed its full-year 2025 Adjusted EBITDA guidance range of $93.0 million to $97.0 million. See “2025 Earnings Guidance” below for more information.

(1)
These are non-GAAP Measures. See pages 12 to 13 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results and other non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 2
November 5, 2025

MANAGEMENT’S COMMENTS

Chris Reading, Chief Executive Officer, said, “This was a very solid quarter for us across the board with record visits per clinic per day, continued clinic expansion with 84 net owned additions since the third quarter of 2024, and sustained double-digit growth in our injury prevention business.  Importantly, we are also making progress on some key initiatives that will benefit our 2026 growth and performance, along with an expected and overdue Medicare pricing lift.”
2025 Third Quarter Versus 2024 Third Quarter
Additional supplemental tables of financial and performance metrics are presented on page 14 of this release.

Physical Therapy Operations

	Three Months Ended		Variance
	September 30, 2025	September 30, 2024	$	%
	(In thousands, except percentages)
Revenue related to:
Mature Clinics (1)	$131,831	$131,532	$299	0.2%
Clinic additions (2)	32,051	4,535	27,516	* (9)
Clinics sold or closed (3)	142	3,079	(2,937)	* (9)
Net Patient Revenue	164,024	139,146	24,878	17.9%
Other (4)	4,086	3,568	518	14.5%
Total	168,110	142,714	25,396	17.8%
Operating costs (5) (7)	136,917	118,715	18,202	15.3%
Gross profit	$31,193	$23,999	$7,194	30.0%

Financial and operating metrics (not in thousands):
Net rate per patient visit (1)	$105.54	$105.65	$(0.11)	(0.1)%
Patient visits (1)	1,554,207	1,317,051	237,156	18.0%
Average daily visits per clinic (1)	32.2	30.1	2.1	7.0%
Adjusted gross profit margin (4)(5)(6)	18.6%	19.2%
Salaries and related costs per visit (6)(8)	$62.07	$62.47	$(0.40)	(0.6)%
Operating costs per visit (6)(8)	$86.88	$86.00	$0.88	1.0%

(1) See Glossary of Terms - Revenue Metrics for definitions.
(2) Includes 36 owned clinics added during the nine months ended September 30, 2025, and 96 owned clinics added during the year ended December 31, 2024. See Clinic Count Roll Forward on page 14 for additional information.

(3) Includes 13 owned clinics closed during the nine months ended September 30,2025 and 45 owned clinics closed during the year ended December 31, 2024. See Clinic Count Roll Forward on page 14 for additional information.

(4) Includes revenues from management contracts.
(5) Includes costs from management contracts.
(6) Excludes $0.1 million of certain incentive costs related to the Metro acquisition and gains or losses related to clinic closures, as applicable. See the reconciliation of non-GAAP measures to the most directly comparable GAAP measure on page 14.

(7) Amortization of certain intangible assets was reallocated between the physical therapy operations and IIP segments. Prior year amounts were reallocated to conform with current presentation.
(8) Per visit costs exclude management contract costs.
(9) Not meaningful.

Net revenue from physical therapy operations increased $25.4 million, or 17.8%, to $168.1 million for the 2025 Third Quarter from $142.7 million for the 2024 Third Quarter. This growth was due to the increase in visits from the 84 net owned clinics added since the comparable prior year period.  Net rate per patient visit for the 2025 Third Quarter was $105.54 compared to $105.65 for the 2024 Third Quarter.

Operating costs from physical therapy operations increased $18.2 million, or 15.3%, to $136.9 million for the 2025 Third Quarter from $118.7 million for the 2024 Third Quarter primarily driven by the 84 net owned clinics added since the comparable prior year period.  Excluding certain incentive costs related to the Metro acquisition and gains and losses related to clinic closures for both periods, salaries and related costs per visit was $62.07 for the 2025 Third Quarter compared to $62.47 for the 2024 Third Quarter while total operating costs per visit was $86.88 in the 2025 Third Quarter compared to $86.00 in the comparable prior year period.

Gross profit from physical therapy operations increased $7.2 million or 30.0% to $31.2 million for the 2025 Third Quarter as compared to $24.0 million for the 2024 Third Quarter. Excluding certain incentive costs related to the Metro acquisition and gains and losses related to clinic closures for both periods, the adjusted gross profit margin increased $3.7 million or 13.5% over the comparable periods. See the reconciliation of non-GAAP measures to the more directly comparable GAAP measure provided on pages 13 to 14 for more information.

U.S. Physical Therapy Press Release	Page 3
November 5, 2025

Industrial Injury Prevention Services

	Three Months Ended		Variance
	September 30, 2025	September 30, 2024	$	%
	(In thousands, except percentages)
Net revenue	$29,022	$25,319	$3,703	14.6%
Operating costs (1)	23,343	20,187	3,156	15.6%
Gross profit	$5,679	$5,132	$547	10.7%

Gross profit margin	19.6%	20.3%

(1) Amortization of certain intangible assets was reallocated between the physical therapy operations and IIP segments. Prior year amounts were reallocated to conform with current presentation.

IIP revenue increased $3.7 million, or 14.6%, to $29.0 million for the 2025 Third Quarter as compared to $25.3 million for the 2024 Third Quarter. Gross profit from IIP operations for the 2025 Third Quarter increased $0.5 million, or 10.7%, to $5.7 million from $5.1 million for the 2024 Third Quarter. Gross profit margin from IIP operations was 19.6% for the 2025 Third Quarter compared to 20.3% for the 2024 Third Quarter.

Corporate Office Costs and Other Expenses

Corporate office costs increased to $17.4 million for the 2025 Third Quarter from $14.4 million for the 2024 Third Quarter, primarily to support the larger number of clinics, as well as costs associated with acquisition integration and the implementation of a new financial and human resources system. Implementation costs associated with the new financial and human resources system are expected to continue through the end of 2026. As a percentage of net revenue, corporate office costs was 8.8% for the 2025 Third Quarter compared to 8.6% for the 2024 Third Quarter. Excluding the acquisition integration costs and the costs associated with the implementation of the new financial and human resources system of $0.7 million, corporate office costs was 8.5% of net revenue for the 2025 Third Quarter.

The Company revalued contingent consideration related to certain acquisitions and recognized a net gain (a decrease in the related liabilities) of $5.9 million for the 2025 Third Quarter compared to a net loss (an increase in the related liabilities) of $1.9 million for the 2024 Third Quarter.
Operating income was $25.3 million for the 2025 Third Quarter compared to $12.8 million for the 2024 Third Quarter. Excluding the impact of change in value of contingent consideration as discussed above, operating income increased to $19.5 million for the 2025 Third Quarter from $14.7 million in the 2024 Third Quarter.

Interest expense increased by $0.4 million to $2.4 million for the 2025 Third Quarter compared to $2.0 million for the 2024 Third Quarter due to a higher average outstanding balance on our revolving credit facility for the 2025 Third Quarter. The interest rate associated with borrowings on the Company’s credit facilities was 5.0% for the 2025 Third Quarter and 4.7% for the 2024 Third Quarter, with an all-in-effective interest rate (including all associated costs), of 5.7% and 5.4% over the same periods, respectively.
Interest income was less than $0.1 million during the 2025 Third Quarter compared to $1.0 million for the 2024 Third Quarter as the excess cash on the balance sheet at the end of the 2024 Third Quarter has since been deployed to fund acquisitions.
The Company revalued a put-right liability related to the future purchase of an IIP business and recognized a net non-cash expense (an increase in the related liability) of $0.7 million for the 2025 Third Quarter compared to net non-cash gain (a decrease in the related liability) of $0.2 million for the 2024 Third Quarter.
The provision for income taxes was $5.2 million for the 2025 Third Quarter compared to $2.6 million during the 2024 Third Quarter while the effective tax rate was 28.5% and 27.9% over the same periods, respectively.

USPH Net Income and Non-GAAP Measures
Net income attributable to non-controlling interest (temporary and permanent) was $4.5 million for the 2025 Third Quarter compared to $3.1 million for the 2024 Third Quarter.

USPH Net Income was $13.1 million for the 2025 Third Quarter compared to $6.6 million for the 2024 Third Quarter. In accordance with GAAP, the revaluation of redeemable noncontrolling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share was $0.48 for the 2025 Third Quarter and $0.39 the 2024 Third Quarter.
Non-GAAP Adjusted EBITDA (1) was $23.9 million for the 2025 Third Quarter, an increase of $2.8 million or 13.2%, from $21.1 million for the 2024 Third Quarter. Non-GAAP Operating Results (1) was $10.1 million, or $0.66 per share, for the 2025 Third Quarter compared to $10.4 million, or $0.69 per share, for the 2024 Third Quarter.

(1)
These are Non-GAAP Measures. See pages 12 to 13 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results, and other non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 4
November 5, 2025

2025 Nine Months Versus 2024 Nine Months
Total net revenue for the 2025 Nine Months increased $87.4 million, or 17.8%, to $578.3 million from $490.9 million for the 2024 Nine Months while operating costs increased $69.2 million, or 17.3%, to $468.7 million from $399.5 million over the same periods, respectively. Gross profit for the 2025 Nine Months was $109.6 million, or 18.9% of net revenue, compared to $91.4 million for the 2024 Nine Months, or 18.6% of net revenue.

Revenues from physical therapy operations increased $72.2 million, or 17.2% in the 2025 Nine Months versus the comparable prior year period due to increased volume from the 84 net owned clinics added since the comparable prior year period as well as an increase in net rate per patient visit to $105.50 for 2025 Nine Months from $104.71 for 2024 Nine Months. Gross profit from physical therapy operations increased $15.0 million, or 19.3%, to $92.9 million for the 2025 Nine Months from $77.8 million for the 2024 Nine Months. Excluding certain incentive costs related to the Metro acquisition and losses related to clinic closures, adjusted gross profit (1), increased $11.5 million or 14.0% over the comparable periods.
Revenues from IIP increased $15.2 million, or 21.6%, from $70.3 million for the 2024 Nine Months to $85.5 million for the 2025 Nine Months.  Gross profit from IIP operations increased $3.1 million, or 23.0%, from $13.6 million in the 2024 Nine Months to $16.7 million for the 2025 Nine Months.  The gross profit margin from IIP operations was 19.5% for the 2025 Nine Months compared to 19.3% for the 2024 Nine Months. Excluding the IIP acquisition made in April 2024, IIP revenue increased by $10.5 million or 16.0% in the 2025 Nine Months and gross profit increased $2.0 million or 16.1% in the 2025 Nine Months over the comparable prior year period.
Corporate office costs were $51.1 million for the 2025 Nine Months, compared to $42.7 million for the 2024 Nine Months.  As a percentage of net revenue, corporate office costs were 8.8% and 8.7% over the same periods, respectively. Excluding the acquisition integration costs and the costs associated with the implementation of the new financial and human resources system of $1.8 million, corporate office costs was 8.5% of net revenue for the 2025 Nine Months.

The Company revalued contingent consideration related to certain acquisitions and recognized a net gain (a decrease in the related liabilities) of $11.5 million for the 2025 Nine Months compared to a net loss of $5.3 million for the 2024 Nine Months (an increase in the related liabilities).

Operating income was $69.9 million for the 2025 Nine Months compared to $43.3 million for the 2024 Nine Months. Excluding the impact of change in value of contingent consideration discussed above, operating income increased to $58.4 million for the 2025 Nine Months from $48.7 million for the 2024 Nine Months, an increase of 20.0%.

Other expenses were $7.1 million for the 2025 Nine Months compared to $1.5 million for the 2024 Nine Months, with the increase primarily due to higher interest expense as a result of increased borrowings and lower interest income as the excess cash on the balance sheet as of September 30, 2024 has been deployed to fund acquisitions since that time.  Additionally, the Company revalued a put-right liability related to the future purchase of an IIP business and recognized a net non-cash expense (an increase in the related liability) of $1.4 million for the 2025 Nine Months compared to net non-cash expense of $0.1 million for the 2024 Nine Months.
The provision for income tax was $14.0 million for the 2025 Nine Months and $8.8 million for the 2024 Nine Months.  The effective tax rate was 28.4% over the comparable periods.

USPH Net Income was $35.4 million for the 2025 Nine Months as compared to $22.2 million for the 2024 Nine Months while earnings per share was $1.85 for the 2025 Nine Months compared to $1.32 for the 2024 Nine Months.
Non-GAAP Adjusted EBITDA (1) increased $10.3 million to $70.3 million for the 2025 Nine Months from $60.0 million for the 2024 Nine Months while non-GAAP Operating Results (1) increased $0.6 million to $29.7 million, or $1.96 per share, for the 2025 Nine Months from $29.2 million, or $1.94 per share, for the 2024 Nine Months.

(1)
These are Non-GAAP Measures. See pages 12 to 13 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results, and other non-GAAP measures to the most directly comparable GAAP measure.

For additional information on 2025 Nine Months results, please refer to the Company’s Quarterly Report on Form 10-Q which is expected to be filed with the Securities and Exchange Commission on November 7, 2025.

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $31.1 million as of September 30, 2025, compared to $41.4 million as of December 31, 2024, and $117.0 million as of September 30, 2024.  The Company had $159.6 million in outstanding borrowings and $148.5 million in available credit under the Company’s revolving facility as of September 30, 2025.  This compares to $151.6 million of outstanding borrowings and $164.0 million in available credit under the Company’s revolving facility as of December 31, 2024.

U.S. Physical Therapy Press Release	Page 5
November 5, 2025

RECENT ACQUISITIONS

On July 31, 2025, the Company acquired a 60% equity interest in a three-clinic practice with the practice owners retaining a 40% equity interest. The business currently generates approximately $5.3 million in annual revenue and approximately 28,000 in annual visits.
The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices and home-care physical and speech therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships, and to continue acquiring companies that provide industrial injury prevention services.

2025 EARNINGS GUIDANCE

Management reaffirmed its full-year 2025 Adjusted EBITDA guidance range of $93.0 million to $97.0 million, reflecting third-quarter results and the Company’s current expectations for the remainder of the year.

QUARTERLY DIVIDEND

The Company’s Board of Directors declared a quarterly dividend of $0.45 per share payable on December 12, 2025, to shareholders of record on November 17, 2025.
CONFERENCE CALL INFORMATION

U.S. Physical Therapy’s management will host a conference call at 10:30 a.m. ET / 9:30 a.m. CT, on November 6, 2025, to discuss the Company’s financial results for the three and nine months ended September 30, 2025. Interested parties may participate in the call by dialing (800) 245-3047 (Primary) or (203) 518-9765 (Alternate) and conference ID of USPHQ325. Please call approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company’s website at  www.usph.com at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, a playback of the conference call can be accessed until February 4, 2026, on the Company’s website.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•          private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	compliance with state laws and regulations relating to the corporate practice of medicine and fee splitting, and associated fines and penalties for failure to comply ;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	the impact of future public health crises and epidemics/pandemics, such as was the case with the novel strain of COVID-19 and its variants;
•	certain of our acquisition agreements contain put-rights related to a future purchase of significant equity interests in our subsidiaries or in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;
•	the ability to control variable interest entities for which we do not have a direct ownership;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	contingent consideration provisions in certain of our acquisition agreements, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S or the international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees;
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	our ability to identify and complete acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 3, 3025 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

U.S. Physical Therapy Press Release	Page 6
November 5, 202

GLOSSARY OF TERMS – REVENUE METRICS

Mature clinics are clinics (physical clinic locations and home-care business units) opened or acquired prior to January 1, 2024, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented for both physical clinic locations and home-care.

Average daily visits per clinic per day is patient visits (excluding home-care visits) divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 779 outpatient physical therapy clinics in 44 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 7
November 5, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Net patient revenue	$164,024	$139,146	$480,754	$410,492
Other revenue	33,108	28,887	97,510	80,406
Net revenue	197,132	168,033	578,264	490,898
Operating cost:
Salaries and related costs	116,619	99,835	341,656	289,900
Rent, supplies, contract labor and other	36,115	29,756	104,086	88,104
Depreciation and amortization	5,495	4,158	16,776	12,326
Provision for credit losses	2,073	1,721	5,916	5,065
(Gain) loss on clinic closures - lease and other	(42)	3,432	269	4,109
Total operating cost	160,260	138,902	468,703	399,504

Gross profit	36,872	29,131	109,561	91,394

Corporate office costs	17,414	14,385	51,135	42,719
(Gain) loss on change in fair value of contingent earn-out consideration	(5,872)	1,899	(11,484)	5,332
Operating income	25,330	12,847	69,910	43,343

Other income (expense):
Interest expense, debt and other	(2,408)	(2,018)	(7,109)	(5,966)
Interest income from investments	33	1,018	85	3,635
Change in revaluation of put-right liability	(663)	168	(1,406)	(136)
Equity in earnings of unconsolidated affiliate	361	231	1,155	750
Loss on sale of partnership	-	-	(123)	-
Other	222	90	344	261
Total other expense	(2,455)	(511)	(7,054)	(1,456)

Income before taxes	22,875	12,336	62,856	41,887

Provision for income taxes	5,233	2,559	14,026	8,781

Net income	17,642	9,777	48,830	33,106

Less: Net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(3,790)	(1,998)	(9,716)	(7,539)
Non-controlling interest - permanent equity	(714)	(1,151)	(3,684)	(3,387)
	(4,504)	(3,149)	(13,400)	(10,926)

Net income attributable to USPH shareholders	$13,138	$6,628	$35,430	$22,180

Basic and diluted earnings per share attributable to USPH shareholders (1)	$0.48	$0.39	$1.85	$1.32

Shares used in computation – basic and diluted	15,204	15,077	15,178	15,055

Dividends declared per common share	$0.45	$0.44	$1.35	$1.32

(1) See page 12 of this press release for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release	Page 8
November 5, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Net income	$17,642	$9,777	$48,830	$33,106
Other comprehensive income:
Unrealized loss on cash flow hedge	(360)	(3,687)	(2,489)	(1,937)
Tax effect at statutory rate (federal and state)	92	942	636	495
Comprehensive income	$17,374	$7,032	$46,977	$31,664

Comprehensive income attributable to non-controlling interest	(4,504)	(3,149)	(13,400)	(10,926)
Comprehensive income attributable to USPH shareholders	$12,870	$3,883	$33,577	$20,738

U.S. Physical Therapy Press Release	Page 9
November 5, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	September 30, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$31,102	$41,362
Patient accounts receivable, less provision for credit losses of $4,263 and $3,506, respectively	67,629	59,040
Accounts receivable - other	23,672	26,626
Other current assets	16,032	10,555
Total current assets	138,435	137,583
Fixed assets:
Furniture and equipment	67,522	68,128
Leasehold improvements	58,015	51,105
Fixed assets, gross	125,537	119,233
Less accumulated depreciation and amortization	(91,315)	(87,093)
Fixed assets, net	34,222	32,140
Operating lease right-of-use assets	139,926	133,936
Investment in unconsolidated affiliate	12,289	12,190
Goodwill	690,412	667,152
Other identifiable intangible assets, net	176,429	179,311
Other assets	4,557	5,155
Total assets	$1,196,270	$1,167,467

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$7,417	$5,936
Accrued expenses	56,901	59,513
Current portion of operating lease liabilities	41,960	39,835
Current portion of term loan and notes payable	8,802	10,999
Total current liabilities	115,080	116,283
Notes payable, net of current portion	576	903
Revolving facility	26,500	11,000
Term loan, net of current portion and deferred financing costs	124,384	130,627
Deferred taxes	35,695	29,465
Operating lease liabilities, net of current portion	106,178	101,868
Other long-term liabilities	5,414	18,275
Total liabilities	413,827	408,421

Redeemable non-controlling interest - temporary equity	277,661	269,025

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
17,418,856 and 17,309,120 shares issued, respectively	172	172
Additional paid-in capital	296,806	290,321
Accumulated other comprehensive gain	945	2,799
Retained earnings	237,272	227,265
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	503,567	488,929
Non-controlling interest - permanent equity	1,215	1,092
Total USPH shareholders' equity and non-controlling interest - permanent equity	504,782	490,021
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$1,196,270	$1,167,467

U.S. Physical Therapy Press Release	Page 10
November 5, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Nine Months Ended
	September 30, 2025	September 30, 2024
OPERATING ACTIVITIES
Net income including non-controlling interest	$48,830	$33,106
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	17,756	12,996
Provision for credit losses	5,916	5,065
Equity-based awards compensation expense	6,151	5,837
Amortization of debt issue costs	315	317
Change in deferred income taxes	11,163	605
Change in revaluation of put-right liability	1,406	136
Change in fair value of contingent earn-out consideration	(11,484)	5,332
Equity of earnings in unconsolidated affiliate	(1,155)	(750)
Loss on sale of fixed assets	420	280
Loss on sale of a partnership	123	-
Other	-	(169)
Changes in operating assets and liabilities:
Patient accounts receivable, net	(13,604)	(8,870)
Accounts receivable - other	3,559	(960)
Other current and long term assets	(8,155)	(1,808)
Accounts payable and accrued expenses	(10,908)	5,003
Other long-term liabilities	(207)	(589)
Net cash provided by operating activities	50,126	55,531

INVESTING ACTIVITIES
Purchase of fixed assets	(10,145)	(6,697)
Purchase of interest in businesses, net of cash acquired	(15,214)	(41,196)
Purchase of redeemable non-controlling interest, temporary equity	(8,579)	(6,957)
Purchase of non-controlling interest, permanent equity	(196)	(756)
Proceeds from the sale of non-controlling interest, permanent equity	9	26
Proceeds from the sale of partnership interest - redeemable non-controlling interest, temporary equity	149	229
Repayment of notes receivable related to sales of redeemable non-controlling interest	387	451
Proceeds from the sale of partnership	700	-
Distributions from unconsolidated affiliate	1,089	838
Other	531	(535)
Net cash (used in) investing activities	(31,269)	(54,597)

FINANCING ACTIVITIES
Proceeds from revolving facility	146,500	-
Payments on revolving facility	(131,000)	-
Distributions to non-controlling interest, permanent and temporary equity	(14,610)	(11,399)
Cash dividends paid to shareholders	(20,520)	(19,898)
Payments on term loan	(7,500)	(3,750)
Principal payments on notes payable	(1,994)	(1,726)
Other	7	(27)
Net cash (used in) financing activities	(29,117)	(36,800)

Net (decrease) in cash and cash equivalents	(10,260)	(35,866)
Cash and cash equivalents - beginning of period	41,362	152,825
Cash and cash equivalents - end of period	$31,102	$116,959

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$11,809	$5,759
Interest paid	7,305	5,630
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	300	955
Fair market value of initial contingent consideration related to purchase of businesses	5,731	6,440
Offset of notes receivable associated with purchase of redeemable non-controlling interest	254	627
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	135	66
Notes receivable related to sale of redeemable non-controlling interest, temporary equity	2,017	2,075
Notes receivable related to the sale of non-controlling interest, permanent equity	29	282

U.S. Physical Therapy Press Release	Page 11
November 5, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND OPERATING RESULTS

The following tables provide details of the basic and diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Adjusted EBITDA and Operating Results. The tables also provide a reconciliation of additional non-GAAP measures to the most comparable GAAP measure. Management believes providing Adjusted EBITDA and Operating Results to investors is useful for comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures. Management uses Adjusted EBITDA and Operating Results, which eliminate certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, change in fair value of contingent earn-out consideration, changes in revaluation of put-right liability, equity-based awards compensation expense, clinic closure costs, business acquisition related costs, costs related to a one-time financial and human resources systems upgrade, loss on sale of a partnership and other income and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders less, changes in revaluation of a put-right liability, clinic closure costs, loss on sale of a partnership, changes in fair value of contingent earn-out consideration, business acquisition related costs, costs related to a one-time financial and human resources systems upgrade and any allocations to non-controlling interests, all net of taxes. Operating Results per share also excludes the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Adjusted EBITDA and Operating Results are not measures of financial performance under GAAP. Adjusted EBITDA, Operating Results and other non-GAAP measures should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 12
November 5, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, OPERATING RESULTS AND EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	(In thousands, except per share data)
Adjusted EBITDA (a non-GAAP measure)
Net income attributable to USPH shareholders	$13,138	$6,628	$35,430	$22,180
Adjustments:
Provision for income taxes	5,233	2,559	14,026	8,781
Depreciation and amortization	5,832	4,387	17,756	12,996
Interest expense, debt and other, net	2,408	2,018	7,109	5,966
Equity-based awards compensation expense	2,263	1,921	6,151	5,837
Interest income from investments	(33)	(1,018)	(85)	(3,635)
Change in revaluation of put-right liability	663	(168)	1,406	136
(Gain) loss on change in fair value of contingent earn-out consideration	(5,872)	1,899	(11,484)	5,332
Clinic closure costs (1)	(42)	3,432	269	4,109
Business acquisition related costs (2)	70	314	870	314
ERP implementation costs (3)	664	-	885	-
Loss on sale of partnership	-	-	123	-
Other income	(222)	(90)	(344)	(261)
Allocation to non-controlling interests	(247)	(811)	(1,856)	(1,789)
	$23,855	$21,071	$70,256	$59,966

Operating Results (a non-GAAP measure)
Net income attributable to USPH shareholders	$13,138	$6,628	$35,430	$22,180
Adjustments:
(Gain) loss on change in fair value of contingent earn-out consideration	(5,872)	1,899	(11,484)	5,332
Change in revaluation of put-right liability	663	(168)	1,406	136
Clinic closure costs (1)	(42)	3,432	269	4,109
Business acquisition related costs (2)	70	314	870	314
ERP implementation costs (3)	664	-	885	-
Loss on sale of partnership	-	-	123	-
Allocation to non-controlling interests	397	(429)	279	(513)
Tax effect at statutory rate (federal and state)	1,053	(1,290)	1,955	(2,396)
	$10,071	$10,386	$29,733	$29,162

Operating Results per share (a non-GAAP measure)	$0.66	$0.69	$1.96	$1.94

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$13,138	$6,628	$35,430	$22,180
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(7,918)	(1,097)	(9,821)	(3,158)
Tax effect at statutory rate (federal and state)	2,023	280	2,509	807
	$7,243	$5,811	$28,118	$19,829

Earnings per share (basic and diluted)	$0.48	$0.39	$1.85	$1.32

Shares used in computation – basic and diluted	15,204	15,077	15,178	15,055

(1) Costs associated with the closure of 13 owned clinics during the 2025 Nine Months and 43 owned clinics during the 2024 Nine Months. See Clinic Count Roll Forward on page 14 for additional information.

(2) Primarily consists of retention bonuses, legal and consulting expenses related to the acquisitions of equity interests in certain partnerships.
(3) Consists of costs related to a one-time financial and human resources systems upgrade.

U.S. Physical Therapy Press Release	Page 13
November 5, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

The tables below reconcile other non-GAAP measures to the most directly comparable GAAP measures for the 2025 Third Quarter and the 2025 Nine Months.
	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)
	(in thousands, except percentages)
Segment information - Physical Therapy Operations

Salaries and related costs (2)	$96,470	$8	$96,478	$82,281	$-	$82,281
Operating costs (2)(3)	$134,979	$50	$135,029	$116,698	$(3,432)	$113,266
Gross profit	$31,193	$(50)	$31,143	$23,999	$3,432	$27,431
Gross profit margin	18.6%	*	18.6%	16.8%	*	19.2%
Number of visits	1,554,207		1,554,207	1,317,051		1,317,051
Salaries and related costs per visit (2)	$62.07	*	$62.07	$62.47	$-	$62.47
Operating costs per visit (2)(3)	$86.85	$0.03	$86.88	$88.61	$(2.61)	$86.00

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)
	(in thousands, except percentages)
Segment information - Physical Therapy Operations

Salaries and related costs (2)	$282,146	$(286)	$281,860	$239,829	$-	$239,829
Operating costs (2)(3)	$394,060	$(555)	$393,505	$336,917	$(4,109)	$332,808
Gross profit	$92,877	$555	$93,432	$77,830	$4,109	$81,939
Gross profit margin	18.8%	*	19.0%	18.5%	*	19.5%
Number of visits	4,556,768		4,556,768	3,920,388		3,920,388
Salaries and related costs per visit (2)	$61.92	$(0.06)	$61.86	$61.17	$-	$61.17
Operating costs per visit (2)(3)	$86.48	$(0.12)	$86.36	$85.94	$(1.05)	$84.89

(1) Certain incentive costs related to the Metro acquisition and gains or losses related to clinic closures, as applicable.
(2) Excludes costs related to management contracts.
(3) Amortization of certain intangible assets was reallocated between the physical therapy operations and IIP segments. Prior year amounts were reallocated to conform with current presentation.
* Not meaningful

U.S. Physical Therapy Press Release	Page 14
November 5, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL AND PERFORMANCE METRICS

Revenue Metrics
	Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Visits Per Clinic Per Day (2)
	2025	2024	2025	2024	2025	2024

First quarter	$105.66	$103.37	1,443,805	1,268,002	31.2	29.5
Second quarter	$105.33	$105.05	1,558,756	1,335,335	32.7	30.6
Third quarter	$105.54	$105.65	1,554,207	1,317,051	32.2	30.1
Fourth quarter		$104.73		1,432,801		31.6
Year		$104.71	4,556,768	5,353,189		30.4

(1) See definition of the metrics above in the Glossary of Terms – Revenue Metrics on page 7.
(2) Excludes home-care visits.

Clinic Count Roll Forward (1)
	2025			2024
	Owned	Managed	Total	Owned	Managed	Total
Number of clinics, beginning of period	722	39	761	671	43	714
Q1 additions	14	-	14	14	-	14
Q1 closed or sold	(7)	(2)	(9)	(6)	(2)	(8)
Number of clinics, end of period	729	37	766	679	41	720
Q2 additions	6	-	6	7	-	7
Q2 closed or sold	(3)	(1)	(4)	(5)	-	(5)
Number of clinics, end of period	732	36	768	681	41	722
Q3 additions	16	2	18	12	-	12
Q3 closed or sold	(3)	(4)	(7)	(32)	(2)	(34)
Number of clinics, end of period	745	34	779	661	39	700
Q4 additions				63	-	63
Q4 closed or sold				(2)	-	(2)
Number of clinics, end of period				722	39	761

Year-to-date 2025 and full-year 2024 additions	36	2	38	96	-	96
Year-to-date 2025 and full-year 2024 sold or closed	(13)	(7)	(20)	(45)	(4)	(49)

(1) Excludes the home care business.